Exhibit 15.2

April 11, 2023

VIA EDGAR

Division of Corporation Finance

U.S. Securities & Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Re:	Connect Biopharma Holdings Limited
Submission under the Item 16I(a) of Form 20-F

Attn:	Division of Corporation Finance
Office of Life Sciences

To the addressees set forth above:

In compliance with the Holding Foreign Companies Accountable Act, Connect Biopharma Holdings Limited (the “Company”) is submitting via EDGAR the following information as required under Item 16I(a) of Form 20-F.

For the immediately preceding annual financial statement period ending December 31, 2021, our auditor, PricewaterhouseCoopers Zhong Tian LLP located in Beijing, the People’s Republic of China (a registered public accounting firm that the U.S. Public Company Accounting Oversight Board was unable to inspect or investigate completely because of a position taken by an authority in the foreign jurisdiction), issued an audit report with respect to our consolidated financial statements for that period then ended.

To the extent known by the Company, and based on an examination of our register of members and public filings made by our securityholders, the Company respectfully submits that it is not owned or controlled by a governmental entity in the foreign jurisdiction as of the date of this submission.

In addition, the Company is not aware of any governmental entity that is in possession of, directly or indirectly, the power to direct or to cause the direction of the management or policies of the Company, whether through the ownership of voting securities, by contract, or otherwise.

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Should any member of the Staff have any questions or comments regarding the Company’s submission set forth above, please do not hesitate to contact our outside legal counsel, Michael E. Sullivan, Latham & Watkins LLP, at (858) 523-3959.

Sincerely,

/s/ Steven Chan
Steven Chan
Chief Financial Officer

cc: Dr. Zheng Wei, Chief Executive Officer

Jiang Bian, General Counsel and Chief Compliance Officer

Michael E. Sullivan, Latham & Watkins LLP

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